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                                                                    Exhibit 99.1

[logo] Harris Interactive(R)

FOR IMMEDIATE RELEASE

                HARRIS INTERACTIVE NAMES ROBERT E. KNAPP NEW CEO
      Former Gartner Chief Strategy Officer Will Drive International Growth
                Current CEO Gordon Black Named Executive Chairman

ROCHESTER, NEW YORK -- JANUARY 5, 2004 -- Harris Interactive (Nasdaq:HPOL) has named Robert E. Knapp as its new Vice Chairman and Chief Executive Officer. Effective January 26, 2004, Knapp will assume executive responsibility for management and direction of the Company and will replace current CEO and founder, Dr. Gordon S. Black, who will continue as Executive Chairman.

Previously, Knapp was EVP and Chief Strategy Officer at Gartner, Inc. (NYSE:IT and ITB), a $900 million, worldwide research and advisory firm based in Stamford, CT.

"I'm thrilled to welcome Bob as our new CEO. His research management experience and strategic thinking will help Harris Interactive to become one of the most successful online market research firms in the world," stated Dr. Gordon S. Black, current Chairman and CEO. "With this expansion of our executive management team, I can devote my time to international expansion, strategic planning and investor-related activities," Black concluded.

Knapp joined Gartner in July 2000 as Chief Marketing Officer. In 2001, he took on general management responsibility for the worldwide business units including Research, Consulting, and Events. Prior to joining Gartner, he held various executive positions at branding and advertising firms including Siegel & Gale, BBDO and Lintas.

Al Angrisani, President and COO, will continue to oversee the daily operations of the Company. "I look forward to working with Bob and helping him to take Harris Interactive to the next level," said Angrisani.

"I'm excited to be joining the seasoned and successful executive team at Harris Interactive. With its great reach, blue chip clients, and a proven technology platform, I am looking forward to helping the Company grow to become a dominant force in worldwide online market research," stated Knapp.

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ABOUT HARRIS INTERACTIVE(R)
HARRIS INTERACTIVE (www.harrisinteractive.com) is a worldwide market research and consulting firm best known for THE HARRIS POLL(R), and for pioneering the Internet method to conduct scientifically accurate market research. Headquartered in Rochester, New York, U.S.A., Harris Interactive combines proprietary methodologies and technology with expertise in predictive, custom and strategic research. The Company conducts international research through wholly owned subsidiaries--London-based HI EUROPE (www.hieurope.com) and Tokyo-based Harris Interactive Japan--as well as through the Harris Interactive Global Network of local market- and opinion-research firms, and various U.S. offices. EOE M/F/D/V

To become a member of the Harris Poll OnlineSM and be invited to participate in future online surveys, visit www.harrispollonline.com.

CONTACT:
Dan Hucko
Harris Interactive
585.214.7470
dhucko@harrisinteractive.com

SAFE HARBOR
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the "Risk Factors" section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

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